Exhibit 99.1

VYNE Therapeutics Reports Third Quarter 2024 Financial Results and Provides Business Update
•VYN201 Phase 2b vitiligo trial exceeds enrollment target; Expected to be fully enrolled in December 2024 with top-line results on track for mid-2025
•Reported positive first-in-human Phase 1a SAD data for VYN202, with MAD data expected in Q4 2024

BRIDGEWATER, N.J., November 7, 2024 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need, today announced financial results as of and for the three and nine months ended September 30, 2024 and provided a business update.

“We continue to make excellent progress in advancing our two InhiBET™ clinical programs VYN201 and VYN202, and believe each product candidate has the potential to be a differentiated, class-leading therapy for immune-mediated diseases,” said David Domzalski, President and Chief Executive Officer of VYNE. “We recently reported positive SAD data from our Phase 1a SAD/MAD trial of oral, BD2-selective BET inhibitor, VYN202, and we anticipate reporting data from the MAD portion of the trial later this quarter. We are encouraged by the strong enrollment in our ongoing Phase 2b trial for VYN201 which we believe underscores the significant unmet need in the treatment of vitiligo. We expect to complete enrollment next month and report topline data mid- next year.”

Recent Pipeline Updates

VYN201, a locally-administered small molecule pan-BD BET inhibitor:
•Phase 2b trial of VYN201 in nonsegmental vitiligo exceeds initial enrollment target and expected to complete enrollment next month. The Phase 2b trial is expected to be fully enrolled in December 2024, with approximately 40 to 50 subjects per arm. The trial was initiated in June 2024 and VYNE expects to report top-line results from the 24-week double-blind portion of the trial in mid-2025.

•The Phase 2b trial (NCT06493578) is a randomized, double-blind, vehicle-controlled trial evaluating the efficacy, safety and pharmacokinetics of once-daily VYN201 gel in three dose cohorts (1%, 2% and 3% concentrations) compared to vehicle for 24 weeks. Subjects are being randomized equally (1:1:1:1 ratio) across the active drug cohorts or vehicle. Following the 24-week treatment period, subjects who have been randomized in the three dose cohorts will have the option to continue treatment with their respective dose concentrations for an additional 28-week extension. Subjects who have been randomized in the vehicle group during the initial 24-week treatment period will be equally re-randomized into one of the three active dose cohorts for an additional 28 weeks.

VYN202, an oral small molecule BD2-selective inhibitor:
•VYNE expects to report top-line results from the multiple ascending dose (“MAD”) portion of the Phase 1a trial in the fourth quarter of 2024. Data from the single ascending dose (“SAD”) portion of the trial, announced in September 2024, showed that VYN202 was generally well tolerated with no drug related adverse events. Assessment of key pharmacokinetic and pharmacodynamic parameters demonstrated dose dependent drug concentrations of VYN202 in the blood and showed pharmacodynamic impact of VYN202 on key target-engagement and inflammatory biomarkers in whole blood assays, including an inhibitory effect on select inflammatory biomarkers relevant to psoriasis and rheumatoid arthritis.

•Pending successful completion of the Phase 1a trial, VYNE plans to initiate Phase 1b trials in adult subjects with moderate-to-severe plaque psoriasis and moderate-to-severely active rheumatoid arthritis, with top-line results anticipated in the second half of 2025.

Financial Results as of and for the Third Quarter Ended September 30, 2024
Cash position. As of September 30, 2024, VYNE had cash, cash equivalents, restricted cash and marketable securities of $70.2 million. VYNE believes its cash, cash equivalents, restricted cash and marketable securities as of September 30, 2024 will be sufficient to fund its operations through the end of 2025.
Share count. As of September 30, 2024, VYNE had 14,751,433 shares issued and outstanding, and outstanding pre-funded warrants to purchase 27,842,740 shares of common stock at an exercise price of $0.0001 per share.
Revenues. Revenues totaled $0.1 million for both the quarters ended September 30, 2024 and 2023, respectively, consisting of royalty revenue from the Company's royalty agreement with LEO Pharma, to whom VYNE previously licensed the rights to Finacea® foam.

Research and development expenses. VYNE’s research and development expenses for the quarter ended September 30, 2024 were $10.2 million, representing an increase of $6.9 million, or 208.9%, compared to $3.3 million for the quarter ended September 30, 2023. The increase was primarily driven by increased expenses associated with VYNE's ongoing Phase 2b trial of VYN201 in subjects with nonsegmental vitiligo and its ongoing Phase 1a SAD/MAD trial of VYN202 of $5.0 million and $1.7 million, respectively. Both trials were initiated in June 2024. In addition, employee-related expenses increased by $0.3 million following the hiring of additional research and development personnel.
General and administrative expenses. VYNE’s general and administrative expenses for both the quarters ended September 30, 2024 and 2023 were approximately $3.0 million, representing an immaterial change year-over-year.
Net loss. Net loss and net loss per share for the quarter ended September 30, 2024 were $12.2 million and $0.29, respectively, compared to a net loss and net loss per share of $6.6 million and $2.01, respectively, for the comparable period in 2023.

About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need. VYNE's unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:
John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Media Relations:
Mike Beyer
Sam Brown Inc.
312-961-2502
mikebeyer@sambrown.com

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding VYNE's ability to successfully complete its Phase 1a trial of VYN202, future clinical trials of VYN202, the expected enrollment and timing for reporting top-line results from trials of VYN201 and VYN202, VYNE’s projected cash runway, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to successfully develop its product candidates; the timing of commencement of future preclinical studies and clinical trials; VYNE’s ability to complete and receive favorable results from clinical trials of its product candidates; VYNE’s ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; and VYNE’s ability to comply with various regulations applicable to its business. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2023, and VYNE’s other filings from time to time with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Third-party products and company names mentioned herein may be the trademarks of their respective owners.

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$16,272	$30,620
Restricted cash	47	54
Investment in marketable securities	53,913	62,633
Prepaid and other current assets	3,303	2,656
Total Current Assets	73,535	95,963
Non-current Assets:
Operating lease right-of-use assets	122	207
Non-current prepaid expenses and other assets	2,541	1,515
Total Non-current Assets	2,663	1,722
Total Assets	$76,198	$97,685

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade payables	$3,986	$1,659
Accrued expenses	6,168	4,119
Employee related obligations	1,071	1,645
Operating lease liabilities	123	115
Other current liabilities	1,313	—
Total Current Liabilities	12,661	7,538
Long-term Liabilities:
Non-current operating lease liabilities	—	99
Other liabilities	—	1,313
Total Long-term Liabilities	—	1,412
Total Liabilities	12,661	8,950

Commitments and Contingencies

Stockholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at September 30, 2024 and December 31, 2023; no shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock: $0.0001 par value; 150,000,000 shares authorized at September 30, 2024 and December 31, 2023; 14,751,433 and 14,098,888 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	782,650	780,044
Accumulated other comprehensive income	34	26
Accumulated deficit	(719,148)	(691,336)
Total Stockholders' Equity	63,537	88,735
Total Liabilities and Stockholders’ Equity	$76,198	$97,685

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Royalty revenues	$121	$114	$417	$348
Total Revenues	121	114	417	348

Operating Expenses:
Research and development	10,248	3,318	21,262	13,284
General and administrative	2,964	3,030	10,022	9,490
Total Operating Expenses	13,212	6,348	31,284	22,774
Operating Loss	(13,091)	(6,234)	(30,867)	(22,426)
Other income, net	934	163	3,074	706
Loss from continuing operations before income taxes	(12,157)	(6,071)	(27,793)	(21,720)
Income tax expense	—	—	—	—
Loss from continuing operations	(12,157)	$(6,071)	(27,793)	(21,720)
Loss from discontinued operations, net of income taxes	—	(513)	(19)	(544)
Net Loss	$(12,157)	$(6,584)	$(27,812)	$(22,264)

Loss per share from continuing operations, basic and diluted	$(0.29)	$(1.85)	$(0.65)	$(6.66)
Income (loss) per share from discontinued operations, basic and diluted	$0.00	$(0.16)	$0.00	$(0.17)
Loss per share, basic and diluted	$(0.29)	$(2.01)	$(0.65)	$(6.82)

Weighted average shares outstanding - basic and diluted	42,587	3,282	42,592	3,271